Exhibit 5

November 5, 2004

Forward Air Corporation
430 Airport Road
Greeneville, Tennessee 37745

Dear Sirs:

        With reference to the registration statement on Form S-8 which Forward Air Corporation (the “Company”) proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 7,500 shares of Forward Air Corporation Common Stock ($.01 par value per share) (the “Shares”) which may be offered and sold by the Company under the 2000 Non-Employee Director Stock Option Award to Ray A. Mundy (the “Award”), which Shares, under the terms of the Award may be authorized and unissued shares, I am of the opinion that:

        1.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

        2.   All proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Award and the resolutions of the Board of Directors relating to the offering and sale of Common Stock thereunder, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours,

/s/ Matthew J. Jewell
Matthew J. Jewell
Senior Vice President, General Counsel
and Secretary